Exhibit 99.1

Contacts:
At	Media:	Investor Relations:

Cambridge Heart:	KOGS Communication	Wolfe Axelrod Weinberger Associates, LLC
Vincenzo LiCausi	Edna Kaplan	Stephen D. Axelrod, CFA
Chief Financial Officer	(781) 639-1910	Diana Bittner (general inquiries)
(978) 654-7600 x	kaplan@kogspr.com	212-370-4500
vincenzol@cambridgeheart.com		steve@wolfeaxelrod.com
diana@wolfeaxelrod.com

CAMBRIDGE HEART REPORTS RESULTS FOR THE

FIRST QUARTER OF 2011

Tewksbury, Mass., May 16, 2011—Cambridge Heart, Inc. (OTCBB: CAMH), a developer of non-invasive diagnostic tests for cardiac disease, today reported results for its first quarter ended March 31, 2011. Full financial statements and corresponding commentary can be found in the Company’s Form 10-Q, which is expected to be filed with the Securities and Exchange Commission on May 16, 2011.

Using innovative technologies, Cambridge Heart addresses a key problem in cardiac diagnosis – the identification of those at risk of sudden cardiac death. Sudden cardiac arrest (SCA) accounts for approximately one third of all cardiac deaths, or approximately 300,000 deaths, in the United States each year – more than stroke, lung cancer and breast cancer combined. Out-of-hospital survival is less than 8%, making prediction and prevention critically important. The non-invasive Microvolt T-Wave Alternans (MTWA) Test measures small heartbeat irregularities that indicate a patient’s heightened risk for sudden cardiac arrest.

Commenting on the results of the first quarter and recent events, Cambridge Heart CEO Ali Haghighi-Mood said, “Despite seeing an increase in MTWA Modules sold to end-users during the first quarter, module placements remained at a slower pace than we originally expected. We believe that this is short-term and we are currently discussing strategies with the new sales and marketing teams at Cardiac Science to increase MTWA Module placements. We have identified a potential strategy, which, if both parties can reach agreement, would significantly increase the number of MTWA Modules placed in the field in the coming quarters. We expect to be in a position to discuss the specifics of this strategy in the coming weeks.”

The following summarizes the Company’s recent strategic, clinical and financial milestones:

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Revenue Results – Sales in the first quarter of 2011 were $637,000, compared to $658,000 for the same period in 2010, and continued to be depressed due to the challenging economic climate and lower than expected sales of the Company’s Microvolt T-Wave Alternans (MTWA) Module. As stated in the Company’s annual report on Form 10-K for 2010, sales of the MTWA Module have been adversely affected by extensive organizational changes at Cardiac Science as a result of the October 2010 acquisition of Cardiac Science by Opto Circuits (India). Although sales of MTWA Modules to end-users increased in the first quarter of 2011, as expected, the organizational challenges at Cardiac Science continued to negatively impact the Company’s revenue. During the first quarter significant internal resources, including sales and marketing, were allocated to facilitate placement of MTWA Modules. This shift in focus, to some extent, affected the attention placed on selling the HearTwave II Systems, which contributed to the lower revenue in the first quarter compared to revenue for the same period last year.

•

Clinical Update – In May 2011, new data presented at the Heart Rhythm Society’s 32nd Annual Scientific Sessions in San Francisco confirm the diagnostic value of MTWA testing in identifying patients at risk of SCA. The pooled analysis of 2,883 patients showed that MTWA is a statistically significant predictor of SCA in patients whose heart muscle is damaged (ejection fraction ≤ 35%), as well as those with more preserved cardiac function (ejection fraction > 35%).

•

Other Developments – The Company is actively seeking to expand the market for its MTWA technology to include undetected coronary artery disease (CAD). The Company began enrolling patients in a second clinical site for its MTWA-CAD study (Evaluation of Microvolt T-Wave Alternans Testing for the Detection of Active Ischemia in Patients with Known or Suspected Coronary Artery Disease). The MTWA-CAD trial is a pilot study designed to determine if the Company’s MTWA testing can enhance current diagnostic methods for detecting ischemia in patients with underlying coronary artery disease. Ischemia is defined as inadequate blood supply to the coronary arteries, which can lead to myocardial infarction or what is commonly referred to as a “heart attack”. An estimated 40 million cardiac stress tests in various modalities are performed annually in the

United States. The MTWA-CAD trial study is expected to enroll up to 200 patients. Enrollment for the MTWA-CAD study is on schedule and the analysis of interim results is underway. The Company expects enrollment to be completed by mid-2011 and the full data analysis to be completed by the end of 2011.

Financial Results for the Three Months ended March 31, 2011

Total revenue for the first quarter ended March 31, 2011 was $637,000, compared to total revenue of $658,000 reported during the same period of 2010. Sales continue to be adversely impacted by a difficult selling climate for medical capital equipment driven by ongoing weakness in economic conditions. Furthermore, mounting financial strain on healthcare service providers resulting from changes in the U.S. healthcare system continued to negatively impact buying decisions. With regards to sales of our MTWA Modules, as was disclosed in our December 31, 2010 Annual Report on Form 10-K, while the initial market preparation, product launch and lead generation activities were in line with our expectations, the number of units placed have been below our original projections. As we expected, this trend continued in the first quarter of 2011. We believe that the lack of traction is mainly attributable to organizational changes that occurred within Cardiac Science subsequent to the product launch. In October 2010, Cardiac Science announced it was being acquired by Opto Circuits (India), which was completed in December 2010. The organizational restructuring of Cardiac Science, including extensive personnel changes, particularly within sales and marketing, and the merger of Cardiac Science with two subsidiaries of Opto Circuits resulted in shifts in priorities and focus that negatively impacted sales of our MTWA Module. We believe that these issues are temporary and will require some time in working with Cardiac Science’s new sales and marketing team to refocus selling efforts on our MTWA Module. Additionally, significant resources were allocated to facilitate placement of our MTWA Modules, including our sales and marketing departments. This shift in focus, to some extent, affected the attention placed on selling our HearTwave II Systems, which contributed to the lower revenue in the first quarter.

Cost of sales for the first quarter of 2011 was $442,000, compared to $510,000 in the same period in 2010. Gross profit, as a percent of revenue, for the three months ended March 31, 2011 and 2010 was 31% and 23%, respectively. The increase in gross profit compared to 2010 is due to a charge taken in the prior year related to inventory reserve. The Company established the reserve against inventory based on the uncertainty that the Company will realize the full value of the inventory over the following 12 months. The inventory was built up in order to satisfy our contractual obligations under the former co-marketing agreement with St. Jude Medical.

Operating expenses for the first quarter of 2011 were $1,525,000, a decrease of $74,000, or 5%, compared to $1,599,000 in the first quarter of 2010. The decrease in operating expense is driven by lower selling, general and administrative expenses related to consultative and advisory activities, lower non-cash compensation due to the full vesting of certain previously issued stock option and restricted stock awards, and lower headcount in 2011.

The operating loss for the first quarter of 2011 was $1,330,000 compared to an operating loss of $1,450,000 for the same period last year. Included in the operating loss for the first quarter of 2011 was $99,000 of non-cash stock-based compensation expense. The net loss for the quarter was $1,333,000, or $0.01 per share, compared to a net loss of $1,451,000, or $0.02 per share, in the comparable 2010 period.

The Company ended the first quarter with unrestricted cash and cash equivalents of $2,941,000. The cash used by operations was $1,196,000 for the three months ended March 31, 2011. The Company believes that the existing resources and currently projected financial results are sufficient to fund operations into the fourth quarter of 2011. While the proceeds from the Company’s private placement to accredited investors in December 2010 (“the December 2010 Private Placement”) and the exercise of common stock warrants in December 2010 will provide the Company with financing to fund the Company’s operations for a period of time, the Company anticipates that it will need to raise additional capital through the sale of equity or debt securities and/or the exercise of outstanding common stock warrants issued in connection with the December 2010 Private Placement to fund operations beyond its projections.

As of March 31, 2011, the Company had a total of 124 million shares of common stock and common stock equivalents issued and outstanding, including the effect of converting the Series C-1 preferred stock and the Series D preferred stock into shares of common stock. In addition, there are options and warrants outstanding to purchase 26.0 million shares of common stock, bringing the fully diluted share count to 150 million shares of common stock.

Questions can be directed to the Company’s management or its investor relations firm at the contact numbers provided.

About Cambridge Heart, Inc.

Cambridge Heart develops and commercializes non-invasive diagnostic tests for cardiac disease, with a focus on identifying those at risk for sudden cardiac arrest (SCA). The Company’s products incorporate proprietary Microvolt T-Wave Alternans™ (MTWA) measurement technologies, including the patented Analytic Spectral Method® and ultrasensitive disposable electrode sensors. The Company’s MTWA test, originally based on research conducted at the Massachusetts Institute of Technology, is reimbursed by Medicare under its National Coverage Policy.

Cambridge Heart, founded in 1990, is based in Tewksbury, MA. It is traded on the Over-The-Counter Bulletin Board (OTCBB) under the symbol CAMH.OB. For additional information, please refer to the Company’s website at: http://www.cambridgeheart.com.

Statements contained in this press release that are not purely historical are forward-looking statements. In some cases, we use words such as “believes”, “expects”, “anticipates”, “plans”, “estimates”, “could”, and similar expressions that convey uncertainty of future events or outcomes to identify these forward-looking statements. Forward-looking statements include statements about the Company’s belief that existing resources and currently projected financial results are sufficient to fund operations into the fourth quarter of 2011. Actual results may differ materially from those indicated by these forward-looking statements. Material deviations from our current operating plan, lower than expected sales to Cardiac Science and lower than expected sales of our HearTwave II System may cause or contribute to such differences. Other factors that may cause or contribute to such differences include failure to achieve broad market acceptance of the Company’s MTWA technology, failure of our sales and marketing organization to market our products effectively, inability to hire and retain qualified clinical applications specialists in the Company’s target markets, failure to obtain or maintain adequate levels of first-party reimbursement for use of the Company’s MTWA test, customer delays in making final buying decisions, decreased demand for the Company’s products, failure to obtain funding necessary to fund operations and to develop or enhance our technology, adverse results in future clinical studies of our technology, failure to obtain or maintain patent protection for our technology and other factors identified in our most recent Annual Report on Form 10-K under “Risk Factors”, which is on file with the SEC and available at www.EDGAR.com. In addition, any forward-looking statements represent our estimates only as of today and should not be relied upon as representing our estimates as of any subsequent date. While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so except as may be legally necessary, even if our estimates should change.

- Financial information follows -

Cambridge Heart, Inc.

Financial Highlights

Statement of Operations	Three months ended March 31,
	2010	2011
	(unaudited)	(unaudited)

Revenue	$658,312	$637,061

Cost of goods sold	509,625	442,444

Gross profit	$148,687	$194,617

Costs and expenses
Research and development	148,395	119,056
Selling, general and administrative	1,450,630	1,405,868

Total operating expenses	$1,599,025	$1,524,924

Loss from operations	$(1,450,338)	$(1,330,307)

Interest income	58	58
Interest expense	(1,193)	(2,608)

Net loss	$(1,451,473)	$(1,332,857)

Net loss per common share - basic and diluted	$(0.02)	$(0.01)

Weighted average shares outstanding - basic and diluted	65,295,640	97,444,318

Balance Sheet	December 31, 2010	March 31, 2011
	(unaudited)	(unaudited)

Assets
Cash and cash equivalents	$4,188,215	$2,940,759
Restricted cash, current portion	100,000	100,000
Accounts receivable, net	480,658	408,758
Inventory, net	686,264	729,412
Other prepaid assets	95,237	76,252

Total current assets	5,550,374	4,255,181

Fixed assets, net	190,294	225,229
Restricted cash, net current portion	300,000	200,000
Other assets	50,138	49,797

Total assets	$6,090,806	$4,730,207

Liabilities and stockholders’ deficit
Accounts payable and accrued expenses	$1,447,645	$1,321,621
Current portion of capital lease obligation	5,009	5,385

Total current liabilities	1,452,654	1,327,006
Capital lease obligation, net of current portion	28,703	27,207

Total liabilities	1,481,357	1,354,213

Convertible preferred stock	12,870,613	12,870,613

Stockholders’ deficit
Common stock	97,494	97,491
Additional paid-in-capital	92,801,870	92,901,275
Accumulated deficit	(101,160,528)	(102,493,385)

Total stockholders’ deficit	(8,261,164)	(9,494,619)

Total liabilities and stockholders’ deficit	$6,090,806	$4,730,207

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